Exhibit 1.02

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259 8510 monishbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Acquires Email Marketing Solution

Syndmail, Built on Pivotal CRM Platform, Provides Integrated Solution for Sales and Marketing
Lead Generation

HONG KONG, ATLANTA, May 15, 2007 — CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a global provider of industry-specific enterprise software applications and consulting services, today announced the acquisition of Syndmail, an email marketing and communication solution, from Red Clay Consulting, entirely built using the Pivotal CRM tool set.

This add-on product is designed for companies wanting to execute simple, targeted and effective email campaigns with their Pivotal CRM solution. Customers looking for a solution to manage more complex, multi-channel enterprise marketing campaigns can utilize CDC MarketFirst, an adaptive marketing automation and lead management solution that is sold as a stand-alone solution and is also fully integrated with Pivotal CRM.

Syndmail is seamlessly integrated with Pivotal CRM and features web-based customer preferences and opt-in/out administration, response tracking including read, click-through and bounce backs, a bounce-back engine to monitor and report bad emails and analysis and reporting on customer responses and interaction. Approximately 25 customers in North America are currently using Syndmail with their Pivotal CRM systems.

“We are very glad to learn that Syndmail is now part of the standard Pivotal CRM product line,” said Steve Roch, vice president of Marketing and Operational Excellence at ITT Visual Information Solutions. “This is good news for all Syndmail and Pivotal CRM customers. We have been using Syndmail since 2003 to support our electronic direct mail campaigns. Syndmail offers a fast and easy way to execute email campaigns from within Pivotal CRM. The offering will fill a niche for users that don’t yet require the power of CDC MarketFirst. We are now in the process of upgrading to CDC MarketFirst to add sophistication to our multi-channel marketing programs such as the ability to use granular segmentation, automation and recurrence capabilities.”

“Syndmail provides Pivotal customers with a cost-effective option for managing their discrete lead generation activities with simple, highly effective email campaigns,” said Bruce Cameron, senior vice president of CDC Software’s CRM Solutions. “The solution is built entirely within the Pivotal CRM tool set, providing out of the box integration with the Pivotal CRM applications.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM and Saratoga CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross Enterprise (enterprise resource planning and supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum HRM (human resource management) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About Red Clay
Red Clay is a management and technology consulting firm with focus on CRM strategy and implementation. Using a mix of project techniques such as prototyping, business process optimization and managed services Red Clay speeds implementations and utilizes resources effectively and efficiently. This enables customers to meet their project and business objectives within budget, timeframe and quality constraints. Delivering to the financial services, utilities and software verticals has allowed Red Clay to achieve consistent growth and recognition in the mid-market during its seven year history. Through proven consulting and innovative product offerings, Red Clay serves customers across North America and Europe with a cost-effective and business-driven approach to IT project deployment.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to a new product, new selling opportunities, the ability to offer end-to-end enterprise solutions and services, and the ability to assist customers in improving leads and lead generation. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability of CDC Software to grow its software and services business; and the ability to realize strategic objectives by taking advantage of cross-selling opportunities with Pivotal customers and the ability to integrate Syndmail with Pivotal. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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